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                                                                  EXECUTION COPY

                              AMENDMENT ONE TO THE
                              EMPLOYMENT AGREEMENT

          This Amendment is hereby entered into effective as of February 1, 2002, by and between The Nasdaq Stock Market, Inc. (the "Company") and John Hilley (the "Executive").

                               W I T N E S S E T H

          WHEREAS, the Company and the Executive entered into on December 29, 2000, an Employment Agreement (the "Employment Agreement"), providing for the Executive's continued employment with the Company; and

          WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

          NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Section 3 of the Employment Agreement is hereby amended in its entirety to contain two subsections (a) and (b) each of which shall read in their entirety as follows:

               (a) ANNUAL SALARY. During the Employment Term, the Company shall pay the Executive salary (the "Annual Salary") at the annual rate of not less than $500,000. Annual Salary shall be payable in regular installments in accordance with the Company's usual payroll practices. The Management Compensation Committee of the Board (the "Compensation Committee") shall review Annual Salary for the purpose of increasing it in accordance with its normal review procedures.

               (b) INCENTIVE COMPENSATION/BONUS. With respect to each calendar year during the Employment Term, the Company shall award the Executive such incentive compensation (hereinafter "Incentive Compensation") as the Compensation Committee may determine in its discretion; provided that in no event may the sum of Incentive Compensation to be awarded and the Executive's Annual Salary be less than $1.2 million. Incentive Compensation for each calendar year shall be paid at the same time as the Company pays Incentive Compensation awards to other executives, but in no event later than the March 1st following the calendar year with respect to which such Incentive Compensation relates. Notwithstanding the foregoing, twenty percent (20%) of the Incentive Compensation awarded and otherwise due and payable with respect to each calendar year (the "Retained Amount"), shall be retained by the Company in accordance with the terms of the Company's Retention Component of the Incentive Compensation Program, as adopted by the Compensation Committee on January 23, 2002 (the "Retention Policy"). The Retained Amount shall be credited with interest at the rate set forth in the Retention Policy and shall be due and payable pursuant to the terms of the Retention Policy, and to the extent applicable, as modified by this Section 3(b). In the event the Executive's employment is terminated on or after December 31, 2003, other than pursuant to
          Section 8(a) of the Employment Agreement (for Cause), the

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          Company shall pay the Executive the Retained Amount plus interest at the rate set forth in the Retention Policy.

          2. Section 4(b)(ii) of the Employment Agreement is hereby amended such that it reflects that the cross-referenced sections for the definitions of
     (x) Disability and (y) Cause and Good Reason shall be to Sections 8(b) and 8(c) respectively.

          3. The first sentence of Section 7 of the Employment Agreement is hereby amended to read as follows:

               Subject to the Executive's employment with the Company on August 9, 2002 (the "Stay Pay Date"), the Company shall pay the Executive an additional bonus equal to not less than $2.4 million (the "Stay Pay Bonus"); PROVIDED, HOWEVER, that the Executive's earlier death or Disability (as defined in Section 8(b) hereof) while employed or termination pursuant to Section 8(c) hereof shall also be a Stay Pay Date.

          4. The second paragraph of Section 8(b) of the Employment Agreement is hereby amended such that the phrase "and Incentive Compensation" appears immediately following the phrase "all unpaid Annual Salary" in clause (ii) of such paragraph.

          5. The second paragraph of Section 8(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

               If the Executive's employment is terminated by the Company without Cause (other than by reason of his Disability or death) or the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive: (i) any accrued but unpaid Annual Salary through the date of such termination, (ii) the Stay Pay Bonus provided by Section 7 hereof if not already paid and (iii) all other current cash obligations of the Company to the Executive (e.g. unused vacation). In addition, the Executive shall be entitled to receive:
          (x) his Annual Salary through the later of (i) the balance of the Term or (ii) twenty-four months from the date of such termination (the "Severance Period") and (y) any Incentive Compensation (including any Retained Amount pursuant to Section 3(b) hereof) and assuming the awarding of the minimum guaranteed amount of such Incentive Compensation as set forth in Section 3(b)) hereof, that would have been paid or earned by the Executive through the Severance Period. Such severance shall be paid in a lump sum within thirty (30) days following the termination date. The Company shall provide continued health coverage at its expense for the Severance Period. All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; PROVIDED, HOWEVER, that the Executive shall not participate in any severance plan, policy or program of the Company.

          6. This Amendment shall in no way reduce or otherwise negatively impact the calculation of the SERP benefits due the Executive pursuant to
     Section 4(b) of the

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     Employment Agreement and accordingly, subsection (vi) of Section 4(b) is hereby amended to read in its entirety as follows:

               For purposes of determining the Executive's Final Average Compensation, the Executive's "Compensation" shall be deemed to be the sum of (x) one-half of the sum of his Annual Salary and Incentive Compensation and (y) one-third of one-half of the sum of his Annual Salary and Incentive Compensation.

               Except as specifically set forth herein, all other provisions of the Employment Agreement shall remain unchanged and in full force effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed March 1, 2002.

                                       By: /s/ John Hilley
                                          --------------------------------------
                                          John Hilley

                                       THE NASDAQ STOCK MARKET, INC.

                                       By: /s/ H. Furlong Baldwin
                                          --------------------------------------
                                          H. Furlong Baldwin, Chairman of
                                          The Nasdaq Stock Market, Inc.
                                          Management Compensation Committee

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